Exhibit 1

Stratus Technologies Bermuda Holdings Ltd. Cumberland House, 9th Floor One Victoria Street Hamilton HM 11, Bermuda

N E W S — N E W S — N E W S — N E W S — N E W S

Stratus Technologies Bermuda Holdings Ltd. Announces

Information Relating to Potential Issuance of Series B Shares to

Note Purchaser Shareholders and Second Lien Shareholders

Hamilton, Bermuda, April 7, 2014 – Stratus Technologies Bermuda Holdings Ltd. (“Stratus”), the leading provider of high availability solutions, today announced information relating to the potential issuance of Series B shares by it to certain existing shareholders on April 30, 2014 (the “Third Closing Date”), pursuant to its Subscription and Shareholders Agreement dated as of April 8, 2010. The share issuances will only be made if the previously announced sale by Stratus of its wholly owned subsidiary, Stratus Technologies Bermuda Ltd., to an affiliate of Siris Capital Group, LLC has not occurred, and if the second lien credit facility of Stratus and its subsidiaries consequently has not been repaid, prior to the Third Closing Date.

To facilitate the share issuances on the Third Closing Date, the Company is establishing an effective record date of April 22, 2014 (the “Record Date”). Accordingly, from the Record Date through the Third Closing Date, the settlement of any assignments of loan positions under the second lien credit facility and the registration of any transfers of Series B ordinary shares or Series B preference shares of Stratus will be delayed. Any such settlements or transfers would be processed as soon as practicable following the Third Closing Date.

Prior to the Third Closing Date, Stratus will provide separate notices to each of its shareholders that may be entitled to receive such share issuances on the Third Closing Date. Such notice will specify the number of shares that may be issued to each such holder and will include additional instructions regarding receipt of shares in the issuance.

For more information regarding the potential share issuance, please refer to the Form 6-K filed today by Stratus with the Securities and Exchange Commission, or contact a representative of the Stratus at: stock.administration@stratus.com.

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About Stratus Technologies

Stratus Technologies is the leading provider of infrastructure based solutions that keep applications running continuously in today’s always-on world. Stratus enables rapid deployment of always-on infrastructures, from enterprise servers to clouds, without any changes to applications. Stratus’ flexible solutions – software, platform and services – prevent downtime before it occurs and ensure uninterrupted performance of essential business operations. www.stratus.com

Forward-Looking Statements: This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). When used in this press release, statements containing the words “believe”, “expect”, “anticipate”, “contemplate”, “estimate”, “intend”, “plan”, “project”, “seek,” “would” and similar expressions identify forward-looking statements. Such statements relate to future events and implicate risks, uncertainties and other factors both known and unknown which, should they materialize (or should underlying assumptions or estimates prove incorrect), may cause actual results to vary materially from the forward-looking statements made. These risks, uncertainties and other factors include the following, as well as others discussed in the filings of Stratus with the Securities and Exchange Commission: uncertainties associated with the proposed acquisition of Stratus’s business by an affiliate of Siris; the anticipated timing of filings and approvals relating to the proposed acquisition; the expected timing of completion of the proposed acquisition; the ability of third parties to fulfill their obligations relating to the proposed acquisition, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed acquisition; and general and regional economic conditions and industry trends and competition. There can be no assurance that the proposed acquisition will be completed or that Stratus’s indebtedness will be repaid. If the proposed acquisition is completed and the second lien credit facility is repaid prior to the Third Closing Date, the share issuances will not occur. Forward-looking statements are based on the beliefs of management and are not guarantees of future performance. Any forward-looking statements in this press release are made as of the date hereof, and Stratus undertakes no duty to update further such forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations	Press & Industry Analysts
Robert C. Laufer	Sally Bate
Senior Vice President, CFO	Director of Corporate Marketing
Stratus Technologies	Stratus Technologies
978-461-7343	978-461-7518
bob.laufer@stratus.com	sally.bate@stratus.com

© 2014 Stratus Technologies Bermuda Ltd. All rights reserved.

Stratus® is a trademark or registered trademark of ours. All other trade names, service marks and trademarks are the property of their respective holders. Our use or display of other parties’ trade names, service marks or trademarks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name, service mark or trademark owners.